Exhibit 99.1

GAIN Capital Announces Monthly Metrics for November 2013

Bedminster, New Jersey (December 10, 2013) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of November 2013.

Retail metrics

•	Retail OTC trading volume[1] of $168.3 billion a decrease of 9.6% from October 2013 and an increase of 59.3% from November 2012.

•	Average daily retail OTC trading volume of $8.0 billion, a decrease of 1.0% from October 2013 and an increase of 66.9% from November 2012.

•	Active retail OTC accounts[2] of 102,520 a decrease of 2.7% from October 2013 and an increase of 74.4% from November 2012.

•	Futures Daily Average Revenue Trades[3] (DARTs) 15,055 a decrease of 4.9% from October 2013 and an increase of 10.8% from November 2012.

•	Total funded accounts[4] of 133,096, an increase of 0.5% from October 2013 and an increase of 63.3% from November 2012.

Institutional metrics

•	Total institutional trading volume[5] of $428.6 billion, an increase of 47.3% from October 2013 and an increase of 153.5% from November 2012.

•	Average daily institutional volume of $20.4 billion an increase of 61.3% from October 2013 and an increase of 165.6% from October 2012.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.
GAIN's businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; OEC, an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC), a licensed U.S. broker-dealer.

1 U.S. dollar equivalent of notional amounts traded
2 Retail OTC accounts that executed a transaction during the month
3 Average daily trades transacted by OEC customers
4 Retail accounts that maintained a cash balance
5 U.S. dollar equivalent of notional amounts traded

GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.
Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com